UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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ABIOMED, INC.

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ABIOMED, Inc.

22 Cherry Hill Drive

Danvers, Massachusetts 01923

Notice of Annual Meeting of Stockholders

To Be Held on August 9, 2006

The Annual Meeting of Stockholders of ABIOMED, Inc. will be held on August 9, 2006 at 8:00 a.m. at the offices of Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts, for the following purposes:

1.	To consider and vote upon the election of two Class II directors;

2.	To consider and vote upon a proposal to approve the issuance of up to 3,000,000 shares of our common stock to the former shareholders of Impella CardioSystems AG; and

3.	To consider and act upon any other matter which may properly come before the Annual Meeting or any adjourned session thereof.

Our Board of Directors has fixed the close of business on July 3, 2006 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on July 3, 2006 will be entitled to vote at the Annual Meeting or any adjournments thereof.

By order of the Board of Directors

Peter M. Rosenblum, Secretary

Boston, Massachusetts

July    , 2006

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

ABIOMED, Inc.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on August 9, 2006

This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our Annual Meeting of Stockholders to be held at the offices of Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts on August 9, 2006 and at any adjournment or adjournments thereof. We are a Delaware corporation and our principal executive offices are located at 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

We will bear any cost of solicitation. Some of our officers and employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy material to their principals. It is expected that this proxy statement and the accompanying proxy will be mailed to our stockholders on or about July 12, 2006.

We have fixed the close of business on July 3, 2006 as the record date for the Annual Meeting. Only stockholders of record at the close of business on July 3, 2006 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of July 3, 2006, there were outstanding and entitled to vote              shares of our common stock, $.01 par value per share. Our by-laws require that a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Abstentions and broker non-votes will be counted as present or represented for purposes of determining the existence of a quorum. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Proposal no. 1 (election of directors) requires the affirmative vote of a plurality of the votes cast by holders of our common stock entitled to vote thereon, provided a quorum is present. Abstentions and broker non-votes will not be included in calculating the number of votes cast on Proposal no. 1. Proposal no. 2 (issuance of shares of common stock) requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote thereon, exclusive of shares of common stock issued to the former shareholders of Impella CardioSystems AG in connection with our acquisition of Impella in May 2005, provided that a quorum is present. Abstentions and broker non-votes will not be included in calculating the number of votes cast on Proposal no. 2. Votes will be tabulated by American Stock Transfer & Trust Company, our transfer agent.

THE ENCLOSED PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED ON THE PROXY OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE NOMINEES FOR DIRECTORS (PROPOSAL NO. 1) AND FOR THE ISSUANCE OF SHARES OF COMMON STOCK (PROPOSAL NO. 2). IF ANY OTHER MATTERS SHALL PROPERLY COME BEFORE THE MEETING, THEY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

Our annual report to stockholders for the fiscal year ended March 31, 2006, including financial statements audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, is being mailed to each of our stockholders simultaneously with this proxy statement.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors and is divided into three classes. We refer to these classes as Class I, Class II and Class III. The term of one class of directors expires each year at the annual meeting of stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. This year, the term of the Class II directors is expiring.

Our Board of Directors has nominated Louis E. Lataif and Henri A. Termeer, each to serve as a Class II director for a three-year term, until the 2009 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified. Our other current Class II director, John F. O’Brien, will not be standing for reelection to our Board of Directors upon the expiration of his term at the Annual Meeting.

Each of these nominees is currently serving on our Board of Directors. Mr. Lataif was elected by our Board of Directors as a Class II director in September 2005. Mr. Termeer was elected by our stockholders as a Class II director at our Annual Meeting of Stockholders in August 2003. The term of each of Mr. Lataif and Mr. Termeer will expire at the upcoming annual meeting.

If any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, and our Board of Directors designates another nominee, the persons named as proxies will vote the proxy for such substitute, if any. Our Board of Directors has no reason to believe that any of the proposed nominees will be unable or unwilling to serve. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

Our Board of Directors recommends that you vote FOR the election of Mr. Louis E. Lataif and Mr. Henri A. Termeer.

EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors are as follows:

Name	Age	Position
Michael R. Minogue (1)(2)	39	Chairman of the Board of Directors, President and Chief Executive Officer
W. Gerald Austen (1)(3)	76	Director
Ronald W. Dollens (3)	59	Director
David Gottlieb (4)(5)	45	Director
Louis E. Lataif (4)	67	Director
John F. O’Brien (3)(5)	63	Director
Desmond H. O’Connell, Jr. (4)(5)	70	Director
Dorothy E. Puhy (4)(5)	54	Director
Henri A. Termeer (1)(3)	60	Director
Karim Benali	40	Chief Medical Officer
William J. Bolt	53	Senior Vice President, Design Assurance and Quality Assurance
Javier Jimenez	41	Vice President and General Manager, Europe
Robert T.V. Kung, Ph.D.	62	Senior Vice President, Chief Scientific Officer
Christopher Macdonald	41	Senior Vice President, Global Sales and Applications
Daniel J. Sutherby	41	Chief Financial Officer

(1)	Member of the Executive Committee
(2)	Member of the Special Stock Option Committee
(3)	Member of the Compensation Committee
(4)	Member of the Audit Committee
(5)	Member of the Governance and Nominating Committee

Our Board of Directors is divided into three classes. The term of one class of directors expires each year at our Annual Meeting of Stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. Messrs. O’Brien, Termeer and Lataif currently serve as Class II directors; their term of office expires in 2006. Messrs. Austen, Gottlieb and Minogue currently serve as Class III directors; their term of office expires in 2007. Ms. Puhy and Messrs. O’Connell and Dollens currently serve as Class I directors; their term of office expires in 2008. Our executive officers are elected by, and serve at the discretion of, our Board of Directors. There are no family relationships among our directors and executive officers.

Mr. Michael R. Minogue joined us as Chief Executive Officer, President and a director in April 2004. In June 2005 he was also appointed Chairman of our Board of Directors. Prior to joining us, Mr. Minogue had a twelve-year career at GE Medical Systems. Most recently, Mr. Minogue was Vice President and General Manager of Americas sales and marketing for GE Medical Systems Information Technology. From 1998 to 2003 Mr. Minogue held various positions at GE, including general manager for the global PET business, general manager, Americas cardiology and information technology sales and general manager, global installed base. Mr. Minogue received his bachelor’s degree in engineering from the United States Military Academy at West Point and his MBA from the University of Chicago. Mr. Minogue is also a director of LifeCell Corporation.

Dr. W. Gerald Austen, M.D., has served as a director since 1985. Since 1974 he has been the Edward D. Churchill professor of surgery at Harvard Medical School and at Massachusetts General Hospital. From 1969 to 1997, Dr. Austen was chief of the surgical services at Massachusetts General Hospital. Dr. Austen is the former President of the American College of Surgeons, the American Association for Thoracic Surgery, the American

Surgical Association and the Massachusetts and American Heart Associations. Dr. Austen is a member emeritus of the Institute of Medicine of the National Academy of Sciences, a fellow of the American Academy of Arts and Sciences, a life member emeritus of the corporation of the Massachusetts Institute of Technology and Chairman of the board of trustees of the John S. and James L. Knight Foundation.

Mr. Ronald W. Dollens has served as a director since January 2006. He was the president and chief executive officer of Guidant Corporation from 1994 until his retirement from Guidant in November 2005. Previously, he served as president of Eli Lilly and Company’s Medical Devices and Diagnostics Division from 1991 until 1994, and also held the position of president and chief executive officer of Guidant’s subsidiary, Advanced Cardiovascular Systems, Inc. Mr. Dollens’ involvement in health policy includes serving as chairman of the Healthcare Leadership Council, past chairman of the Advanced Medical Technology Association, and on the board of the Alliance for Aging Research. Mr. Dollens is also a member of the New York Stock Exchange Listed Company Advisory Board. Recently, he served on the Advisory Committee for Regulatory Reform appointed by US Health and Human Services Secretary Tommy G. Thompson. Mr. Dollens is also a director of Kinetic Concepts, Inc.

Mr. David Gottlieb has served as a director since 2004. Mr. Gottlieb is the managing partner of Noble Bridge Group LLC, a financial consulting company he established in early 2004. From 1990 to 2003 Mr. Gottlieb held various investment banking positions including: global head of the medical technology corporate and investment banking group of Banc of America Securities from 1999 to 2003; managing director of the health care group of UBS Investment Bank where he was employed from 1995 to 1999; and Vice President, health care group of Kidder, Peabody & Company where he was employed from 1990 to 1994. Mr. Gottlieb’s degrees include a bachelor’s degree in economics from Connecticut College and an MBA from the Columbia Business School.

Mr. Louis E. Lataif has served as a director since September 2005. Since 1991, Mr. Lataif has served as Dean of the Boston University School of Management. Prior to joining Boston University in 1991, Mr. Lataif worked with Ford Motor Company for more than 27 years and had retired as a corporate officer. He had also served as President of Ford of Europe, with extensive global experience. He earned a BS from Boston University and his MBA from Harvard University. He also holds three honorary doctoral degrees. Mr. Lataif is also a director of Magna Entertainment Corp. and Group I Automotive, Inc.

Mr. John F. O’Brien has served as a director since 1989. Mr. O’Brien’s term on our board will expire at our Annual Meeting. From 1989 to 2002, Mr. O’Brien served as President and Chief Executive Officer of Allmerica Financial Corporation (formerly State Mutual Life Assurance Company of America). Mr. O’Brien also served as a director of Allmerica Financial Corporation until 2003. From 1972 until 1989, Mr. O’Brien was employed by Fidelity Investments in various capacities, including as group managing director of FMR Corp. Mr. O’Brien is also a director of Cabot Corporation, LKQ Corporation and TJX Companies, Inc. and a cluster of mutual funds managed by Merrill Lynch Investment Managers.

Mr. Desmond H. O’Connell, Jr. has served as a director since 1995. He is currently the Chairman and a director of Serologicals Corporation and is also an independent management consultant. From December 1992 until December 1993, he served as the Chairman, management committee, of Pharmakon Research International, Inc. During 1991, he briefly served as Chairman of the Board and Chief Executive Officer of Osteotech, Inc. Mr. O’Connell was with the BOC Group, PLC in senior management positions from 1983 to 1990. From April 1990 until September 1990, Mr. O’Connell was President and Chief Executive Officer of BOC Health Care. From 1986 to April 1990, he was group managing director of BOC Group, PLC. Prior to joining BOC, Mr. O’Connell held various positions at Baxter Laboratories, Inc., including Chief Executive of the Therapeutic and Diagnostic Division and Vice President, Corporate Development.

Ms. Dorothy E. Puhy has served as a director since 2003 and as our Lead Director since October 2005. Ms. Puhy is currently Executive Vice President, Chief Financial Officer and Assistant Treasurer for the

Dana-Farber Cancer Institute. Ms. Puhy has served as the Chief Financial Officer of Dana-Farber since 1994 and has served as its Assistant Treasurer since 1995. From 1985 to 1994 Ms. Puhy held various financial positions at the New England Medical Center Hospitals, Inc., including Chief Financial Officer from 1989 to 1994. Ms. Puhy is also a director of Eaton Vance Corp.

Mr. Henri A. Termeer has served as a director since 1987. Mr. Termeer has been the President and a director of Genzyme Corporation since 1983, its Chief Executive Officer since 1985, and its Chairman since 1988. Mr. Termeer is a member of the Harvard Medical School Board of Fellows and Chairman of the New England Healthcare Institute. He also serves on the Board of Directors of the Biotechnology Industry Organization, the Pharmaceutical Research and Manufacturers of America and is a trustee of Hambrecht & Quist Healthcare Investors and Hambrecht & Quist Life Sciences Investors.

Our executive officers who are not also directors are listed below:

Dr. Karim Benali, M.D., joined us in July 2004 and was elected as our Chief Medical Officer in June 2006. From August 2004 to June 2006 Dr. Benali was our Vice President of Product Development. Prior to joining us, Dr. Benali served as global manager of cardiology-functional imaging of GE Healthcare from June 2003 to July 2004. From May 2000 to June 2003, Dr. Benali was a leader of global research in cardiology at GE Healthcare. Dr. Benali earned a BA from the University of Algiers in Engineering Technology, an MD from the Institut National de l’Enseignement Superieur des Sciences Medicales in Algiers, an MS in Bio-imaging and Bio-engineering from the University of Val de Marne—Paris XII, and an MS in Biostatistics and Clinical Research from University Pierre & Marie Curie—Paris VI.

Mr. William J. Bolt has been with us since 1982 and has been our Senior Vice President for Design Assurance and Quality Assurance since January 2003. He is currently responsible for all of our quality and design assurance activities as well as global product service support. He was responsible for all product development and the AbioCor program from 2000-2002, and for the BVS and AB5000 development from 1999-2002. From 1994 to 1998, he was President of our former dental subsidiary, ABIODENT, Inc. From 1982 to 1994, he served in various roles, including our Vice President of Engineering and our Vice President of Operations. In these roles he was the engineer in-charge of the development of the BVS and other systems. Mr. Bolt received his bachelor’s degree in electrical engineering and an MBA from Northeastern University.

Mr. Javier Jimenez joined us in May 2004 and was elected our Vice President and General Manager, Europe in June 2006. From June 2004 to June 2006 Mr. Jimenez was our Vice President of Operations. Mr. Jimenez was employed by GE Healthcare from 2000 to 2004 in a variety of finance and operations positions including most recently as director, commercial operations for GE Healthcare Information Technology. Mr. Jimenez’s other assignments at GE included manager, global operations for the Global PET Business and manager, financial planning and analysis for the Americas equipment business unit. Prior to joining GE, Mr. Jimenez was employed by Oracle Corporation from 1999 to 2000 as a manager within its customer relationship management division. Mr. Jimenez received both bachelor’s and masters degrees in aeronautical engineering from the Universidad Politecnica de Madrid, Spain, and his MBA from Boston University.

Dr. Robert T.V. Kung has been with us since 1982 and has been our Senior Vice President and Chief Scientific Officer since 1995. He was our Vice President of Research and Development from 1987 to 1995 and our chief scientist from 1982 to 1987. Prior to joining us, Dr. Kung was a principal research scientist at Schafer Associates from 1978 to 1982 and at the Avco Everett Research Laboratory from 1972 to 1978. He developed non-linear optical techniques for laser applications and investigated physical and chemical phenomena in re-entry physics. Dr. Kung has been the principal investigator for our National Institutes of Health-funded AbioCor and AbioBooster programs and has conceived of and directed the development of our laser-based minimally invasive technologies. Dr. Kung received his Ph.D. in physical chemistry from Cornell University.

Mr. Christopher Macdonald joined us in May 2004 and is currently our Senior Vice President, Global Sales and Applications. From June 2004 to April 2005 Mr. Macdonald served as our Senior Vice President, Global Sales, Applications and Service. Mr. Macdonald was previously employed for eleven years at GE Healthcare where he was employed in sales and operations management positions. His most recent assignments at GE were with the cardiology business unit and included positions as sales manager for the central U.S. region from 2002 to 2004, corporate accounts director from 2001 to 2002 and operations manager from 2000 to 2001. Mr. Macdonald received his bachelor’s degree in biology from Tulane University.

Mr. Daniel J. Sutherby joined us in January 2006 as our Chief Financial Officer. From August 1998 to December 2005, Mr. Sutherby was employed by PerkinElmer, Inc. in a number of management positions, serving as: Corporate Vice President, Investor Relations, Corporate Communications and Risk Management from January 2003 to December 2005; Director of Global Finance for PerkinElmer’s Life and Analytical Sciences Unit from June 2001 to January 2003; Acting Corporate Controller from September 2000 to June 2001; and Corporate Director of Global Accounting & Finance from August 1998 to September 2000.

Director Independence

Our Board of Directors has determined that, with the exception of Mr. Minogue who is our employee, all of our members are “independent directors” under the applicable rules of the Nasdaq Stock Market, Inc.

Attendance at Annual Meetings

It is our policy that, to the extent reasonably practicable, directors should attend our Annual Meetings of Stockholders. Except for Paul B. Fireman, whose service as a director expired at our 2005 Annual Meeting of Stockholders, all of our directors who were serving on our board at the time of our 2005 Annual Meeting of Stockholders attended the meeting.

Meetings of the Board of Directors

Board Meetings. The Board of Directors held ten meetings during the fiscal year ended March 31, 2006 and acted five times by written consent. During the fiscal year ended March 31, 2006, each director, except for Ronald W. Dollens, who joined our board in January 2006, and Paul B. Fireman, who served on our board until August 2005, attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees of which he or she was a member held during the period in which he or she was a director.

Meetings of Independent Directors. Our independent directors are expected to meet without management present at least twice per year.

Lead Director. In October 2005, our Board of Directors designated Dorothy Puhy as its first Lead Director. The position of Lead Director is to be held by one of our independent directors and carries with it responsibilities beyond that of the other directors, including but not limited to: organizing and chairing a session with our independent directors to occur once each board meeting; working with the Compensation Committee to set performance goals for our chief executive officer and to evaluate the chief executive officer’s performance for the prior year; working with the Chairman to formulate the agenda for board meetings; acting as a liaison between the Chairman and the Board of Directors; and leading with the chief executive officer an annual discussion of succession planning.

Executive Committee Meetings. The Board of Directors has an Executive Committee, which is currently composed of W. Gerald Austen, Michael R. Minogue and Henri A. Termeer. The Executive Committee has, and may exercise, all the powers and authority of the Board of Directors, except those which by law may not be delegated to it by the Board of Directors. The Executive Committee did not act during the fiscal year ended March 31, 2006.

Audit Committee Meetings. Our Board of Directors has an Audit Committee, which is currently composed of David Gottlieb, Louis E. Lataif, Desmond H. O’Connell, Jr. and Dorothy E. Puhy (Chair). All four of the current members of the Audit Committee are “independent directors” within the meaning of the applicable rules of the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market, Inc. Our Board of Directors has further determined that all members of the Audit Committee are financially sophisticated within the meaning of the Nasdaq listing standards and our Board has also determined that Ms. Puhy, who serves as Chair of the Committee, qualifies as an “Audit Committee financial expert” within the meaning of the applicable SEC rules and regulations. The responsibilities of the Audit Committee are detailed in our Audit Committee Charter, as amended in June 2004, a copy of which is available through the “About ABIOMED—Corporate Governance” section of our website, located at www.abiomed.com. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In addition, the Audit Committee’s responsibilities include reviewing the adequacy and effectiveness of accounting and financial controls, reviewing our financial reporting practices, meeting with our independent accountants to review the results of the annual audit and quarterly reviews and reviewing the implementation by management of recommendations made by the independent accountants. The Audit Committee met twelve times during the fiscal year ended March 31, 2006.

Compensation Committee Meetings. We have a Compensation Committee, which is currently composed of W. Gerald Austen, Ronald W. Dollens, John F. O’Brien (Chair) and Henri A. Termeer. The responsibilities of the Compensation Committee are detailed in our Compensation Committee Charter, adopted in June 2004, a copy of which is available through the “About ABIOMED—Corporate Governance” section of our website, located at www.abiomed.com. The Compensation Committee is responsible for establishing the compensation and bonuses of executive officers, determining the persons to whom both incentive stock options and non-qualified stock options will be granted, other than to the extent that the grant of options has been delegated by the committee to the Special Stock Option Committee, and adopting rules and making other determinations with respect to the administration of the 1992 Combination Stock Option Plan, the Employee Stock Purchase Plan, the ABIOMED Retirement Savings Plan (401(k) Plan), the 1998 Equity Incentive Plan, the 2000 Stock Incentive Plan and the Impella Acquisition Non-Statutory Option Plan. During the fiscal year ended March 31, 2006, the Compensation Committee held five meetings and acted once by written consent.

Governance and Nominating Committee Meetings. We have a Governance and Nominating Committee, which is currently composed of David Gottlieb, John F. O’Brien, Desmond H. O’Connell, Jr. (Chair) and Dorothy E. Puhy. The responsibilities of the Governance and Nominating Committee are detailed in our Governance and Nominating Committee Charter, a copy of which is available through the “About ABIOMED— Corporate Governance” section of our website, located at www.abiomed.com. The Governance and Nominating Committee is responsible for leading the search for individuals qualified to become members of our Board of Directors, including the review of candidates recommended by our shareholders. Our stockholders may propose nominees for consideration by the Governance and Nominating Committee by submitting names and supporting information in writing to: Corporate Secretary, ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923. Supporting information should include all information relating to such person that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934. Nominations must be received not less than 45 days nor more than 60 days prior to any meeting of our stockholders called for the election of directors. Candidates who are recommended by our stockholders will be considered on the same basis as candidates from other sources. For all potential candidates, the Governance and Nominating Committee will consider all factors it deems relevant, including at a minimum those listed under “Director Qualification Standards” below. Our Board of Directors has determined that members of the Governance and Nominating Committee are independent under the applicable rules of the Nasdaq Stock Market, Inc. During the fiscal year ended March 31, 2006, the Governance and Nominating Committee held six meetings and acted once by written consent.

Director Qualification Standards

Candidates for membership to our Board of Directors should be individuals who possess the highest personal and professional ethics and integrity and have demonstrated professional achievement and leadership capabilities. Each should have knowledge, experience and demonstrated expertise in an area or areas of importance to the company, such as management, finance, marketing, technology, medicine, human resources, public policy and law. Candidates must evidence a commitment to devote the substantial time and energy required of productive board members.

Code of Conduct

All of our directors, officers and employees must act ethically, legally and with integrity at all times and are required to comply with our Code of Conduct, which is titled “Guidelines of Company Principles and Practices,” as well as our other policies and standards of conduct. Our Code of Conduct, in addition to our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, may be obtained, without charge, by written request to our Compliance Officer at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

Communications with Directors

Shareholders and other interested persons may send communications to the directors. Written correspondence should be addressed to the director or directors in care of the Compliance Officer at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923. Shareholders and other interested persons may also send email to the directors at directors@abiomed.com. All communications will be received and reviewed by our Compliance Officer. Complaints or concerns relating to our financial reporting, accounting, internal accounting controls or auditing will be referred to the chair of the Audit Committee. Other communications may be referred to the directors as a group, or to an individual director, as appropriate.

Securities Beneficially Owned by Certain Persons

At the close of business on July 3, 2006, there were issued and outstanding              shares of our Common Stock entitled to cast                  votes. On July 3, 2006, the closing price of our Common Stock as reported on the Nasdaq National Market was $             per share. The following table provides information, as of July 3, 2006, with respect to the beneficial ownership of our Common Stock by:

•	each person known by us to be the beneficial owner of five percent or more of our Common Stock;

•	each of our directors and nominees for director;

•	each of our named executive officers in the Summary Compensation Table under “Executive Compensation” below; and

•	all of our current directors and executive officers as a group.

This information is based upon information received from or on behalf of the individuals named therein.

	Shares beneficially owned
Name (1)	Outstanding	Right to acquire (2)	Total	Percentage
Henri A. Termeer (3)	2,337,243	61,000	2,398,243%
Genzyme Corporation 500 Kendall Street Cambridge, MA 02139	2,307,692	—	2,307,692%
Dr. David M. Lederman (4) c/o Analytical LLC 100 Cummings Center Suite 323A P.O. Box 7015 Beverly, MA 01915	1,737,250	322,500	2,059,750%
Dr. Robert T.V. Kung (5)	204,228	194,600	398,828%
Michael R. Minogue	28,419	225,000	253,419	*
John F. O’Brien	182,902	18,000	200,902	*
Desmond H. O’Connell, Jr.	50,481	61,000	111,481	*
Dr. W. Gerald Austen	23,200	61,000	84,200	*
Dr. Karim Benali	564	45,000	45,564	*
Dorothy E. Puhy	4,105	36,000	40,105	*
Javier Jimenez	354	36,250	36,604	*
Christopher D. Macdonald	437	30,000	30,437	*
David Gottlieb	2,731	26,000	28,731	*
Louis E. Lataif	581	5,000	5,581	*
Ronald W. Dollens	290	0	290	*
All current executive officers and directors as a group (15 persons) (3)(5)(6)	2,837,535	979,950	3,817,485%

*	Less than one percent.
(1)	Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed.
(2)	Includes options that will become exercisable within 60 days of July 3, 2006.
(3)	Includes 2,307,692 shares held by Genzyme Corporation, as to which Mr. Termeer disclaims beneficial ownership. Mr. Termeer is the Chief Executive Officer of Genzyme.
(4)	Dr. Lederman is our former President, Chief Executive Officer and Chairman. Includes 955,971 shares held by Dr. Lederman’s spouse, as to which Dr. Lederman disclaims beneficial ownership.
(5)	Includes 100,200 shares held in trust by Dr. Kung’s spouse, as to which Dr. Kung disclaims beneficial ownership, and 104,028 shares held in trust for the benefit of Dr. Kung.
(6)	Includes 2,000 shares owned by William J. Bolt and 181,100 shares subject to currently exercisable options held by William J. Bolt (includes options that will become exercisable within 60 days of July 3, 2006).

Executive Compensation

The following table sets forth the compensation during the last three fiscal years of (i) our President, Chief Executive Officer and Chairman of the Board, Michael R. Minogue and our four most highly compensated executive officers other than our Chief Executive Officer who were serving as executive officers at the end of our most recently completed fiscal year. We refer to these officers collectively as our named executive officers. Messrs. Minogue, Benali, Jimenez and Macdonald all joined us during fiscal year 2005 and, accordingly, had no compensation for fiscal years 2004. The options granted during fiscal 2006 are set forth in the table below.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year Ended 3/31	Salary($)	Bonus($)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)(1)		Securities Under- Lying Options (#)	All Other Compensation ($)(2)
Michael R. Minogue Chairman of the Board, President and Chief Executive Officer	2006 2005	$325,000 322,508	$325,000 327,500	$	— —	$	— 259,200	100,000 400,000	$3,587 475,491

Dr. Karim Benali Chief Medical Officer	2006 2005	$164,200 113,949	$75,000 140,000	$	— —	$	— —	25,000 105,000	$9,851 57,017

Javier Jimenez Vice President and General Manager, Europe	2006 2005	$171,913 154,100	$50,750 135,000	$	— —	$	— —	25,000 80,000	$2,614 9,641

Dr. Robert T.V. Kung Senior Vice President—Chief Scientific Officer	2006 2005 2004	$222,475 217,000 208,000	$60,000 50,000 75,000	$	— — —	$	— — —	20,000 20,000 16,000	$5,613 5,694 4,602

Christopher D. Macdonald Senior Vice President—Global Sales and Applications	2006 2005	$192,138 167,833	$50,000 165,000	$	— —	$	— —	25,000 115,000	$2,752 48,820

(1)	As of March 31, 2006, there were a total of 24,000 shares of restricted stock held by all of the named executive officers. The value of these shares as of the close of business on March 31, 2006 was $309,600. Dividends will be paid on the restricted stock to the same extent, if any, that dividends are paid on our common stock. We have not historically paid dividends on our common stock and do not anticipate doing so in the near future.
(2)	Includes for the fiscal year ended March 31, 2006: (a) the following matching contributions to the ABIOMED Retirement Savings Plan for fiscal 2006: Mr. Minogue—$1,500; Mr. Jimenez—$1,500; Dr. Kung—$1,500 and Mr. Macdonald—$1,500; (b) the following life insurance premiums paid for term life insurance in excess of $50,000 in fiscal 2006: Mr. Minogue—$648; Mr. Benali—$309; Mr. Jimenez—$352; Dr. Kung—$3,128 and Mr. Macdonald—$401; (c) the following long-term disability insurance premiums for fiscal 2006: Mr. Minogue—$1,439; Mr. Benali—$727; Mr. Jimenez—$761; Dr. Kung—$985 and Mr. Macdonald—$851; (d) the following taxable relocation expenses: Mr. Benali—$8,815.

Includes for the fiscal year ended March 31, 2005: (a) the following matching contributions to the ABIOMED Retirement Savings Plan for fiscal 2005: Mr. Jimenez—$1,500; Dr. Kung—$1,500 and Mr. Macdonald—$1,500; (b) the following life insurance premiums paid for term life insurance in excess of $50,000 in fiscal 2005: Mr. Minogue—$648; Dr. Benali—$206; Mr. Jimenez—$296; Dr. Kung—$3,041

and Mr. Macdonald—$336; (c) the following long-term disability insurance premiums for fiscal 2005: Mr. Minogue—$1,427; Dr. Benali—$526; Mr. Jimenez—$712; Dr. Kung—$1,003 and Mr. Macdonald—$775; (d) the following award paid in fiscal 2005 in connection with a newly issued patent: Dr. Kung—$150; and (e) the following taxable relocation expenses: Mr. Minogue—$473,416; Dr. Benali—$56,285; Mr. Jimenez—$7,133 and Mr. Macdonald—$46,209.

Includes for the fiscal year ended March 31, 2004: (a) the following matching contributions to the ABIOMED Retirement Savings Plan for fiscal 2004: Dr. Kung—$1,500; (b) the following life insurance premiums paid for term life insurance in excess of $50,000 in fiscal 2004: Dr. Kung—$2,141; and (c) the following long-term disability insurance premiums for fiscal 2004: Dr. Kung—$961.

The following tables set forth certain information with respect to option grants and exercises to the named executive officers.

Option Grants in Last Fiscal Year

	Individual Grants
	Number of Shares Underlying Options Granted (#) (1)	Percent of Total Options Granted to Employees in Fiscal 2006	Exercise Price Per Share (S/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
					5%($)	10%($)
Michael R. Minogue	100,000	9.01%	$9.36	06/08/15	$588,645	$1,491,743
Dr. Karim Benali	25,000	2.25%	$9.36	06/08/15	$147,161	$372,936
Javier Jimenez	25,000	2.25%	$9.36	06/08/15	$147,161	$372,936
Dr. Robert T.V. Kung	20,000	1.81%	$9.36	06/08/15	$117,729	$298,348
Christopher D. Macdonald	25,000	2.25%	$9.36	06/08/15	$147,161	$372,936

(1)	The stock options were granted to under our 2000 Stock Incentive Plan. All of these options are exercisable in annual 25% increments beginning on the first anniversary of the grant date.
(2)	The assumed rates are compounded annually for the full term of the options.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options Held at March 31, 2006(#)		Value of Unexercised In-the- Money Options Held at March 31, 2006($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael R. Minogue	—	$—	100,000	400,000	$385,000	$1,509,000
Dr. Karim Benali	—	$—	26,250	103,750	$58,500	$264,000
Javier Jimenez	—	$—	20,000	85,000	$28,500	$174,000
Dr. Robert T.V. Kung	17,000	$104,620	159,800	66,200	$592,612	$290,048
Christopher D. Macdonald	—	$—	28,750	111,250	$45,125	$223,875

(1)	Based upon the $12.90 closing price of our Common Stock on the Nasdaq National Market on March 31, 2006 minus the respective option exercise price.

Equity Compensation Plans

The following table provides information as of March 31, 2006 regarding securities authorized for issuance under our equity compensation plans, including individual compensation arrangements. Our equity compensation plans include our 1989 Non-Qualified Stock Option Plan for Non-Employee Directors, our 1992 Combination

Stock Option Plan, our 1998 Equity Incentive Plan, our 2000 Stock Incentive Plan, our Employee Stock Purchase Plan and an inducement option we granted to our President and Chief Executive Officer at the time of his hiring. All of these equity compensation plans have been approved by our stockholders except for the inducement option.

Equity Compensation Plan Information

Plan Category	Number of shares to be issued upon exercise of outstanding options (1)	Weighted-average exercise price of outstanding options	Number of shares remaining for future issuance under equity compensation plans
Equity compensation plans approved by stockholders:
Stock option plans	3,861,643	$10.11	2,207,385
Employee Stock Purchase Plan	—	—	260,093
Equity compensation plans not approved by stockholders	100,000	$9.05	—
Total	3,961,643	$10.08	2,467,478

(1)	Includes options to purchase 255,000 shares of Common Stock under the 1989 Non-Qualified Stock Option Plan for Non-Employee Directors, 220,420 shares of Common Stock under the 1992 Combination Stock Option Plan, 717,600 shares of Common Stock under the 1998 Equity Incentive Plan and 2,668,623 shares of Common Stock under the 2000 Stock Incentive Plan.

Arrangements with Executive Officers and Directors

Employment Agreements. On April 5, 2004 we entered into an employment agreement with Michael R. Minogue in connection with his employment as our President and Chief Executive Officer. In the employment agreement, we have agreed to employ Mr. Minogue as our President and Chief Executive Officer, reporting to the Board of Directors. The agreement initially provided for an annual salary of $325,000 for the fiscal year ended March 31, 2005, and a target bonus for such fiscal year of up to $325,000. Mr. Minogue’s employment agreement also provides that our Compensation Committee will review Mr. Minogue’s salary and target bonus on an annual basis. On June 1, 2006, Mr. Minogue’s salary and target bonus were each increased to $345,000. All salary is payable in semi-monthly installments in accordance with our practice. In addition, pursuant to the employment agreement, Mr. Minogue was granted options to purchase 400,000 shares of our Common Stock, a one-time sign-on housing allowance of $300,000, reimbursement of customary relocation expenses, and reimbursement of certain new housing expenses of up to $100,000. Our Compensation Committee subsequently authorized approximately $73,416 in additional relocation expenses. The agreement also provides for, among other things, certain vacation, life insurance and other benefits to Mr. Minogue. The employment agreement has an indefinite term, and is terminable by either party by notice to the other.

On December 13, 2005, Daniel Sutherby accepted our offer letter to become our new chief financial officer. The offer letter provided that Mr. Sutherby will receive an annual salary of $225,000 and a signing bonus of $50,000. In addition, Mr. Sutherby is eligible for a potential on target bonus of $100,000 annually. The offer letter provides for the grant to Mr. Sutherby of an option to purchase 80,000 shares of our common stock on the date his employment starts, with an exercise price equal to the closing price of our common stock on the date of grant and vesting over four years. Upon a change of control, Mr. Sutherby’s unvested options will become fully vested. Furthermore, if as a result of the change in control Mr. Sutherby’s position is eliminated, or his responsibilities are substantially diminished or he is required to relocate, he will be eligible to continue to receive his base salary and medical benefits for up to one year.

Each of our other executive officers has entered into standard employment agreements, which contain customary provisions relating to the handling of proprietary information and assignment of inventions, as well as restrictions on competition and solicitation during the period of employment and for two years post-termination. In addition, the agreement provides that we may terminate the employee with or without cause, but in the case of a termination without cause more than six months after the date employment begins, we are required to provide 28-days’ prior notice.

In addition, we have entered into a letter agreement with Javier Jimenez that provides for relocation benefits in connection with his relocation to Germany. The agreement provides reasonably comparable substitutes for benefits he received from us as a domestic employee that are not available in Germany, such as our standard health insurance benefits. It also requires us to cover expenses and other costs related to his relocation, such as reimbursement for housing expenses and utilities, automobile expenses, incremental tax liabilities resulting from the relocation, and periodic travel expenses.

Change of Control Agreements. We have entered into change of control agreements with Messrs. Minogue and Kung. The agreements were entered into in order to provide the individual with a sense of job security and the ability to focus on his work without needing to worry about losing his job upon a change of control. The agreements specifically provide that, following a change of control, we will continue to employ Messrs. Minogue and Kung for twenty-four months in their same or a similar position at a base annual salary equal to at least twelve times the highest monthly base salary received within the last twelve months prior to the change of control and an annual bonus equal to the average bonus of the executive over the last three years. In addition, each of Messrs. Minogue and Kung agrees to remain our employee for six months following a change of control. Upon a change of control, and if the executive is still employed at the end of this six months, all unvested stock options and stock appreciation rights held by the executives will become vested. Any of the executives can terminate his employment for good reason, and we may terminate the employment of any of these executives for cause. The agreement also provides for a continuation of certain benefits provided to the executives prior to the change of control.

Compensation of Directors

Directors who are not our employees receive an annual retainer of $15,000 or an equivalent value of our Common Stock, at the individual’s option, and $1,200 for attendance at in-person meetings of our Board of Directors, $1,000 for attendance at meetings of Committees of our Board of Directors and $600 for attendance at all telephonic meetings. Our Lead Director receives an additional $20,000 annually. The Chair of our Audit Committee receives $1,500 for attendance at meetings of our Audit Committee.

Our directors are also eligible for additional compensation in the event that they perform additional services in excess of the normal time commitments we expect of our directors. As a result, in the third quarter of fiscal 2006 we issued bonuses to Dorothy Puhy and W. Gerald Austen in the amounts of $5,000 and $2,000 respectively, in recognition of their contributions.

We are able to award non-qualified stock options to our non-employee directors under any of our three active stock option plans with shares remaining available for future issuance: our 1989 Non-Qualified Stock Option Plan for non-employee directors, our 1998 Equity Incentive Plan, and our 2000 Stock Incentive Plan. The currently eligible non-employee directors are Dr. Austen, Ms. Puhy, and Messrs. Dollens, Gottlieb, Lataif, O’Brien, O’Connell and Termeer. Dr. Austen, Ms. Puhy, and Messrs. Gottlieb, O’Brien, O’Connell and Termeer each were granted options to purchase 8,000 shares of our common stock under our 2000 Stock Incentive Plan on August 10, 2005. These options have an exercise price of $10.06 per share and vest in full on August 9, 2006. Messrs. Lataif and Dollens were each granted an option to purchase 25,000 shares of our common stock under our 2000 Stock Incentive Plan upon their appointments to our board on September 29, 2005 and January 13, 2006, respectively, at exercise prices of $10.01 and $10.27 per share, respectively, and vest in annual 20% increments beginning on the first anniversary of the respective grant date.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Our Compensation Committee consists of W. Gerald Austen, Ronald W. Dollens, John F. O’Brien (Chair), and Henri A. Termeer. No member of our Compensation Committee is a former or current officer or employee. Mr. Minogue, while not a member of the Compensation Committee, makes recommendations to the Compensation Committee regarding executive officer compensation, for executive officers other than himself, including the awards of stock options, and often participates in the Committee’s deliberations but does not vote on such matters. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

Our primary objective as the Compensation Committee in developing executive compensation policies is to attract and retain superior talent to enable the Company to achieve its business objectives and to align the financial interests of its executive officers with the financial interests of its stockholders. The compensation of executive officers consists of base compensation, bonus, the grant of options and participation in benefit plans generally available to employees.

In setting overall compensation for the last fiscal year, we reviewed the recommendations of the Chief Executive Officer and strove to maintain base compensation for the executive officers at levels which we believe are competitive with the compensation of comparable executive officers in similarly situated companies, while relying upon stock options and a bonus program to provide significant performance incentives.

We maintain a bonus plan for executive officers. Under the bonus plan, a bonus was determined for each executive officer (other than the Chief Executive Officer) based on the Company’s performance and achievement of certain objective and subjective goals and the Chief Executive Officer’s evaluation of the individual’s performance. The goals established for each executive officer vary depending upon the responsibilities of the officer, and include goals based upon operating results, product development or regulatory milestones and the cost of achieving those milestones, and the achievement of certain sales objectives. Certain of the executive officers’ goals have milestones that do not directly correspond in timing to the Company’s fiscal year-end and certain of the goals are measured in intervals of greater than one year. Accordingly, bonus amounts for which executive officers are eligible can vary from fiscal year to fiscal year. In granting these bonuses, we considered the recommendations of our Chief Executive Officer.

Each of the executive officers is eligible to receive grants of options under the 1998 Equity Incentive Plan and the 2000 Stock Incentive Plan. In determining the number of options to be granted to each executive officer, we review recommendations provided by the Chief Executive Officer based upon the officer’s position of responsibility and anticipated contribution to the Company, the number of shares of Common Stock subject to options held or previously granted to the officer and the individual performance of the officer.

For the fiscal year ended March 31, 2006, Mr. Minogue, the Chief Executive Officer during the fiscal year, received a base salary of $325,000, a bonus of $325,000 and a grant of stock options covering 100,000 shares of our common stock. Mr. Minogue’s base salary, bonus and option grant were determined by the Compensation Committee based upon the requirements of Mr. Minogue’s employment agreement and a review of his performance during the fiscal year. In establishing Mr. Minogue’s bonus, which represented the full amount of his target bonus for fiscal 2006, the Compensation Committee took into account, among other things, the successful acquisition of Impella CardioSystems AG, the recruitment of our chief financial officer and other key employees, the expansion of our product lines and research efforts, and the importance of Mr. Minogue to the future direction of our company. Based upon these same factors, we also decided to increase Mr. Minogue’s base salary and target bonus for fiscal 2007 to $345,000 and to grant Mr. Minogue stock options covering 260,000 shares in fiscal 2007.

Compensation Committee

John F. O’Brien, Chair

W. Gerald Austen

Ronald W. Dollens

Henri A. Termeer

Performance Graph

The following graph compares the yearly change in the cumulative total stockholder return for our last five full fiscal years, based upon the market price of our Common Stock, with the cumulative total return on a Nasdaq Stock Market index (U.S. Companies) and a peer group, the Nasdaq Stocks-SIC Group Code 3840-3849 index, which is comprised of medical equipment companies, for that period. The performance graph assumes the investment of $100 on March 31, 2001 in our Common Stock, the Nasdaq Stock Market index and the peer group index, and the reinvestment of any and all dividends.

	Cumulative Total Return ($)
	3/31/01	3/31/02	3/31/03	3/31/04	3/31/05	3/31/06
ABIOMED, Inc.	100.00	70.48	24.76	52.00	67.17	81.90
Nasdaq Stock Market (U.S.)	100.00	103.45	77.11	113.42	113.90	134.89
Nasdaq Medical Equipment SIC Code 3840-3849	100.00	116.89	106.70	161.52	172.98	213.88

AUDIT COMMITTEE REPORT

The Board of Directors appointed an Audit Committee to review the Company’s consolidated financial statements and financial reporting procedures, the adequacy and effectiveness of its accounting and financial controls and the independence and performance of its independent registered public accounting firm. The Audit Committee also selects our independent registered public accounting firm. The Audit Committee is governed by a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter, as amended in June 2004, is available through the “About ABIOMED—Corporate Governance” section of our website, located at www.abiomed.com and can also be found as Appendix A to the proxy statement we filed with the Securities and Exchange Commission in July 2004 relating to our 2004 annual meeting of stockholders.

The Audit Committee currently consists of four non-employee directors. Each member of the Audit Committee is “independent” within the meaning of the marketplace rules of the Nasdaq Stock Market, Inc.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We have relied, without independent verification, on the information provided to us and on the representations made by the Company’s management and independent auditors.

In fulfilling our responsibilities as the Audit Committee, we conferred with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2006, regarding the overall scope and plans for PricewaterhouseCoopers’ audit of the Company’s financial statements for the fiscal year ended March 31, 2006 (“fiscal year 2006”). We met with them, with and without the Company’s management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed and discussed the audited consolidated financial statements for the fiscal year 2006 with management and the independent auditors.

In addition, during the course of fiscal year 2006 and thereafter before filing the Corporation’s Annual Report on Form 10-K for fiscal year 2006, our management completed the documentation, testing, and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. We were kept apprised of the progress of the evaluation and provided oversight to management during the process. In connection with this oversight, we received periodic updates provided by management and PricewaterhouseCoopers at each scheduled Audit Committee meeting, as well as at a number of special meetings to review our progress. At the conclusion of the process, management provided us with, and we reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. We also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for fiscal year 2006 filed with the SEC, as well as PricewaterhouseCoopers’ Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.

We reviewed the Company’s audited financial statements with management and PricewaterhouseCoopers. We discussed with PricewaterhouseCoopers the matters required to be discussed by Statement of Auditing Standards No. 61, including a discussion of its judgments as to the quality, not just the acceptability, of the Company’s reporting mechanisms and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United

States). In addition, we received from PricewaterhouseCoopers the written disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed these documents with PricewaterhouseCoopers, as well as other matters related to PricewaterhouseCoopers’ independence from management and the Company.

Based on the reviews and discussions referred to above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for fiscal year 2006 for filing with the Securities and Exchange Commission.

Audit Committee

Dorothy E. Puhy, Chair

David Gottlieb

Louis E. Lataif

Desmond H. O’Connell, Jr.

PROPOSAL NO. 2

APPROVAL OF ISSUANCE OF SHARES OF COMMON STOCK

Proposal Two is the approval of our issuance of up to 3,000,000 shares of our common stock to the former shareholders of Impella CardioSystems AG. The issuance of these shares would be in lieu of cash payments we might otherwise be required to make to them. We are requesting stockholder approval in order to satisfy Nasdaq Marketplace Rule 4350(i)(l)(C)(ii), which requires stockholder approval for any potential issuance of common stock that would equal or exceed 20% of our common stock or voting power outstanding prior to such issuance.

Background—Acquisition of Impella CardioSystems AG

On May 10, 2005, we completed our acquisition of Impella CardioSystems AG pursuant to a share purchase agreement dated April 26, 2005. At the closing of the acquisition, we issued to the former shareholders of Impella as partial consideration for the acquisition an aggregate of 4,029,004 shares of our common stock, of which 210,000 shares were to be held in escrow through November 2006 to be available to indemnify us in the event of potential indemnification claims pursuant to the terms of the share purchase agreement. In addition, we paid an aggregate of approximately $1.8 million in cash in connection with the cancellation of Impella convertible securities outstanding at the time of the acquisition, in lieu of shares of our common stock issuable at closing to one of Impella’s former stockholders, and as payment of a portion of Impella’s transaction expenses. As of March 31, 2006, 6,179 of the 210,000 escrowed shares have been returned to us as a result of the settlement of undisclosed pre-acquisition liabilities.

In addition to the consideration and other payments made at or about the closing of the acquisition, the share purchase agreement provided for additional contingent consideration which could become payable upon the occurrence of events relating to the price of our common stock and the achievement of milestones related to approvals from the United States Food and Drug Administration, or FDA, and unit sales of Impella products.

First, in the event the market price of our common stock at the end of the eighteen-month period following the closing of the acquisition is at or above $15 and below $18, we will be required to pay to the former stockholders of Impella an amount equal to 4,200,000 times the difference between the market price and $18, subject to adjustment as described below. The “market price” of our common stock for this purpose is defined in the share purchase agreement as the daily volume weighted average price per share for the last 20 trading days of the eighteen-month period following the closing of the transaction. This payment may be made, at our option, by any combination of cash or stock. If the payment is made in shares of our stock, the calculation of the number of shares to be issued is based on the same market price used to determine the price on the 18-month date. In addition, the agreement provides that this amount is reduced to the extent that the Impella stockholders have, prior to the 18-month date, sold any of the shares we issued to them at the closing. Based on the number of shares sold by the former Impella stockholders as of May 19, 2006, the 4.2 million shares used to calculate the payment has been reduced to approximately 3.8 million shares. As a result, by way of example:

•	if the average stock price on the 18-month date is $16, we will be obligated to pay additional consideration of approximately $7.6 million,

•	if the average stock price on the 18-month date is $17, we will be obligated to pay additional consideration of approximately $3.8 million, and

•	if the average stock price on the 18-month date is outside of the $15 to $18 range, we will not be obligated to pay any additional consideration.

Second, subject to certain exceptions based on future stock price performance which are described below, we have agreed to make additional payments of up to $16.75 million based on the following milestones:

•	upon FDA approval of Impella’s 2.5 liter pump system, a payment of $5,583,333,

•	upon FDA approval of Impella’s 5.0 liter pump system, a payment of $5,583,333, and

•	upon the sale of 1,000 units of Impella’s products worldwide between the closing and December 31, 2007, a payment of $5,583,334.

These milestone payments may be made, at our option, by a combination of cash or stock, except that no more than an aggregate of $15 million of the aggregate of $16.75 million of potential milestone payments may be made in the form of stock. If the payment is made in stock, the stock is valued based on the daily volume weighted average price per share for the 20 trading days before and after the date of the applicable milestone. In addition, if the applicable market price per share is $22 or more on the date of the achievement of a milestone, no additional contingent consideration will be required with respect to the applicable milestone. If the market price per share is between $18 and $22 on the date of the achievement of a milestone, the applicable milestone payment will be reduced ratably. If the market price per share is less than $18, we will be obligated to pay the full amount of any milestone payments that are triggered. Accordingly, there is no lower limit on the number of shares we may need to issue to satisfy these potential payments since it depends on the market price per share on the date of the achievement of a milestone. However, we are only asking for approval to issue up to 3,000,000 shares of our common stock.

In addition, we are prohibited under the agreement from delivering or being obligated to deliver a number of shares of our stock that would require our stockholders to approve, or have approved, this transaction under applicable Nasdaq rules or other securities laws.

Nasdaq 20% Rule

The only approval required to consummate our acquisition of Impella was the approval of our Board of Directors, which we obtained. However, because our common stock is traded on the Nasdaq National Market, we are subject to the rules of the Nasdaq Stock Market, including Nasdaq Rule 4350(i)(1)(c)(ii), or the Nasdaq 20% Rule, which requires that we seek stockholder approval for any issuance or potential issuance of common stock in connection with the acquisition of another company where (a) the number of shares of common stock that may be issued could equal or exceed 20% of the number of shares or common stock outstanding before such issuance, or (b) the voting power of the number of shares of common stock that may be issued could equal or exceed 20% of the voting power outstanding before such issuance. As of April 26, 2005, the date we signed the share purchase agreement, we had 22,105,611 shares of our common stock outstanding. As a result, we may not issue more than 4,421,121 shares of our common stock in connection with the acquisition without stockholder approval.

Reason for Proposal

Since our acquisition of Impella, our board has concluded that in order to preserve our cash resources for general working capital and our ongoing research and development efforts, it may be in the best interests of ABIOMED to issue shares in lieu of cash payments in the event we are required to satisfy some or all of the contingent payments arising under the share purchase agreement. However, because the issuance of shares beyond the limitation imposed under the share purchase agreement will trigger the application of the Nasdaq 20% Rule, we are seeking stockholder approval of this potential issuance in order to provide our board with the flexibility to issue up to 3,000,000 additional shares towards the payment of any potential contingent payments in stock if our board determines that doing so would be in the best interest of our company. Even if our stockholders approve Proposal no. 2, our board may still decide to make all or part of any contingent payments in cash.

Effect of Proposal on Existing Stockholders

If the stockholders approve this Proposal No. 2, then we will not seek further stockholder approval prior to any issuance of common stock to the former stockholders of Impella in connection with the issuance of shares in lieu of the cash payments in an amount of up to $28,150,000 that we would, in the absence of our stockholders’ approval (and that of the former Impella shareholders), be required to make.

The common stock that may be issued to former Impella stockholders will not have any preemptive rights and will be of the same class as, and identical with, our current authorized common stock. To the extent that we issue any amount of common stock to the former Impella stockholders in connection with the contingent payments, our existing stockholders will experience a corresponding dilution in their ownership interest. As a result, any increase in the number of shares of our common stock outstanding would have the effect of decreasing our earnings or loss per share, as applicable, for periods ending subsequent to such increase, because any earnings or losses we may experience would be spread over a greater number of shares of our common stock. We cannot predict the number of shares of common stock we may ultimately issue to the former Impella stockholders, because it will depend in part on future events, including whether or not the milestones are achieved, our determination of whether to pay all or part of any contingent payments in cash or stock, and the fair market value of our common stock at the time of the 18-month date or the achievement of the relevant milestone, as applicable.

Our Board of Directors recommends that you vote FOR the approval of the potential issuance of up to 3,000,000 shares of our common stock to the former shareholders of Impella CardioSystems AG in lieu of cash payments we might otherwise be required to make to them, in order to satisfy Nasdaq Marketplace Rule 4350(i)(l)(C)(ii), which requires stockholder approval for any potential issuance of common stock that would equal or exceed 20% of our common stock or voting power outstanding prior to such issuance.

OTHER MATTERS

Independent Registered Public Accounting Firm

Our Board of Directors has not yet selected an independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending March 31, 2007. At an upcoming meeting, our Audit Committee will select our independent registered public accounting firm for the current fiscal year.

We expect that a representative of PricewaterhouseCoopers LLP, our independent registered public accounting firm for fiscal 2006, will be present at our Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires.

Audit and Other Fees

The following table shows fees for professional audit services paid by us to PricewaterhouseCoopers for the audit of our annual financial statements for the fiscal years ended March 31, 2005 and March 31, 2006, and fees paid by us to PricewaterhouseCoopers for other services during those fiscal years:

Fees	March 31, 2005	March 31, 2006
Audit fees	$563,350	$786,107
Audit-related fees	—	86,566
Tax fees	—	—
All other fees	—	—

Total	$563,350	$872,673

Audit fees. Audit fees include fees paid by us to PricewaterhouseCoopers in connection with their annual audit of our financial statements and their review of our interim financial statements as reported in our quarterly filings with the SEC. Audit fees also include fees paid by us to PricewaterhouseCoopers in connection with their annual audit of our management’s assessment of the effectiveness of our internal controls over financial reporting and their audit of these internal controls.

Audit-related fees. Audit related fees include fees paid by us to PricewaterhouseCoopers that principally cover assurance and related services that are traditionally performed by our independent registered public accounting firm, including special procedures required by regulatory requirements such as SEC registration statements.

Tax fees. Tax fees cover services performed by the tax personnel of PricewaterhouseCoopers except those services specifically related to the audit of our financial statements, and include fees for tax compliance, tax planning and advice.

All other fees. No other fees were paid to PricewaterhouseCoopers that were not audit or tax-related.

Our Audit Committee has determined that the services PricewaterhouseCoopers performed for us during fiscal 2006 were at all times compatible with that firm’s independence.

Policy on Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms. Our Audit Committee must pre-approve any audit and non-audit related services by our independent registered public accounting firm. Our Audit Committee will not approve the engagement of our independent registered public accounting firm to perform any services that our independent registered public accounting firm would be prohibited from providing under the applicable securities laws or the rules of the Nasdaq Stock Market, Inc. In assessing whether to approve use of our independent registered public accounting firm for permitted non-audit services, our Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. Our Audit Committee has delegated pre-approval authority for non-audit related services to the Chair of our Audit Committee within the guidelines discussed above. The Chair is required to inform our Audit Committee of each decision at the next regularly scheduled Audit Committee meeting following the decision to permit our independent registered public accounting firm to perform non-audit related services.

Reporting under Section 16(a) of the Securities and Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who own more than 10% of our Common Stock, file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and furnish us with copies of such filings.

Based solely upon review of Forms 3, 4 and 5 and amendments thereto furnished to us with respect to the fiscal year ended March 31, 2006 and on written representations from certain reporting persons that were not required to file Forms 5 with respect to our most recent fiscal year, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% stockholders were fulfilled in a timely manner except that a Form 4 filing reporting a sale of stock by the wife of our former director David Lederman was filed one day late and the Form 4 filings reporting our initial grant of stock options to Messrs. Lataif and Dollens were filed one and two days late, respectively.

Other Proposed Action

Our Board of Directors knows of no other business to come before the Annual Meeting of Stockholders. However, if any other business should properly be presented at the meeting, the proxies will be voted in accordance with the judgment of the person or persons holding the proxies.

Stockholder Proposals

Proposals which stockholders intend to present at our 2007 Annual Meeting of Stockholders and wish to have included in our proxy materials must be received by us no later than March 14, 2007, or, if the date of that meeting is more than 30 calendar days before or after August 9, 2007, a reasonable time before we begin to print and mail our proxy materials with respect to that meeting.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Compensation Committee Report” and “Performance Graph” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report to Stockholders and Annual Report on Form 10-K

Additional copies of the Annual Report to Stockholders for the fiscal year ended March 31, 2006 and copies of our Annual Report on Form 10-K for the fiscal year ended March 31, 2006 as filed with the Securities and Exchange Commission are available to stockholders without charge upon written request addressed to: Investor Relations, ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ABIOMED, Inc.

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR

OF EACH PROPOSAL

The undersigned, revoking all prior proxies, hereby appoints Michael R. Minogue, Daniel J. Sutherby and Sheila M. Flaherty, and each of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of ABIOMED, Inc. which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders of ABIOMED, Inc., to be held on August 9, 2006, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the Annual Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE	(Please fill in the reverse side and mail in enclosed envelope)	SEE REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

ABIOMED, Inc.

August 9, 2006

Please date, sign and mail your

proxy card in the envelope

provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	☐	Louis E. Lataif	(Class II)

		☐	Henri A. Termeer	(Class II)

☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  ☒

2. Approval of the Issuance of up to 3,000,000 Shares of Common Stock to the Former Shareholders of Impella CardioSystems AG:

☐	FOR

☐	AGAINST

☐	ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Please promptly date and sign this proxy and mail it in the enclosed envelope to ensure representation of your shares. No postage need be affixed if mailed in the United States.

Signature of Stockholder _________________________	Date:	Signature of Stockholder _________________________	Date:

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.